EXHIBIT 10.12.2

AMENDMENT

     This AMENDMENT to the EXECUTIVE EMPLOYMENT AGREEMENT effective as of November 1, 2001, (“Employment Agreement”), by and among Interstate Hotels & Resorts, Inc. (successor in interest to MeriStar Hotels & Resorts, Inc., the “Company”), MeriStar Management Company L.L.C. (the “LLC”), and Paul W. Whetsell (the “Executive”), is hereby entered into on this 13th day of December, 2002 by and among the parties.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, the Company, and the LLC, the parties each agree to amend the Employment Agreement as follows:

     I.     Section 4(a) of the Employment Agreement is hereby deleted and replaced, in its entirety, as follows:

     “(a) During the Term, the Company and the LLC will pay the Executive a base salary at an aggregate annual rate of not less than $350,000 per annum, subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”), and in the discretion of such Committee, increased from time to time. Once increased, such base salary may not be decreased. Such salary shall be paid in periodic installments in accordance with the Company’s standard practice, but not less frequently than semi-monthly.”

     II.     Section 4(b) of the Employment Agreement is hereby deleted and replaced, in its entirety, as follows:

     “(b) For each fiscal year during the Term, the Executive will be eligible to receive a bonus from the Company. The award and amount of such bonus shall be based upon the achievement of predefined operating or performance goals and other criteria established by the Compensation Committee, which goals shall give the Executive the opportunity to earn a bonus of 150% of base salary. However, such bonus amount will be completely at the Board’s discretion and, unless the Company performs exceptionally, is expected to be in the 40% of base salary range.”

     III. Section 4(d) of the Employment Agreement is hereby deleted and replaced, in its entirety, as follows:

     “(d) The Executive shall be granted 150,000 stock options in the Company on December 13, 2002 at the then current market price. The options will vest equally on the first, second and third anniversary of the date of grant. Annual stock option grants thereafter shall be at the discretion of the Board. The Executive shall also be granted 150,000 restricted stock shares in the Company on December 13, 2002 at the then current market price. The restricted stock shares will vest equally on the first, second and third anniversary of the date of grant. Annual restricted stock share grants thereafter shall be at the discretion of the Board.”

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

EXECUTIVE:	INTERSTATE HOTELS & RESORTS, INC.

By:__________________	By:__________________
Paul W. Whetsell	Name:
Title:

LLC:

MERISTAR MANAGEMENT COMPANY, LLC By: Interstate Hotels & Resorts, Inc., its general partner

By:__________________
Name:
Title: